Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-110510) and related Prospectus of Path 1 Network Technologies Inc. and to the incorporation by reference therein of our Report dated February 15, 2002 with respect to the consolidated statements of operations, stockholders equity and cash flows for the year ended December 31, 2001 of Path 1 Network Technologies included in Amendment No. 1 to Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP

San Diego, California

May 3, 2004